Exhibit 99.1

CARS Reports Third Quarter 2022 Results

Continued Revenue and Customer Growth; Achieved Q3 Guidance

Strong Operating Cash Flow to De-lever and Buy Back Shares

CHICAGO, Nov. 3, 2022 – Car.com Inc. (NYSE: CARS) (“CARS” or the “Company”), the leading digital automotive platform that provides a robust set of digital solutions, today released its financial results for the third quarter ended September 30, 2022.

Q3 2022 Financial and Key Metric Highlights

●
Revenue of $164.6 million, up $8.0 million, or 5% year-over-year
●
Net loss of $2.9 million, or $0.04 per diluted share, compared to Net income of $2.4 million, or $0.03 per diluted share, in the prior year
●
Adjusted EBITDA of $49.9 million, or 30% of revenue, up $4.1 million, or 9% year-over-year
●
Average Monthly Unique Visitors (“UVs”) of 27.3 million, up 12% year-over-year
●
Traffic (“Visits”) of 150.4 million, up 6% year-over-year
●
Monthly Average Revenue Per Dealer (“ARPD”) of $2,334, compared to $2,332 in the prior year period
●
Dealer Customers of 19,585 as of September 30, 2022, 68 higher compared to 19,517 as of June 30, 2022, and up 556, or 3%, compared to September 30, 2021

Operational Highlights

●
Dealer adoption of Accu-Trade continues to gain momentum, ending the quarter with 430 Accu-Trade Connected customers, a 315 increase compared to June 30, 2022
●
Year-to-date net cash provided by Operating Activities was $91.3 million, with Free Cash Flow of $76.9 million
●
Sonia Jain reappointed to the position of Chief Financial Officer and previous interim Chief Financial Officer Jandy Tomy promoted to Executive Vice President of Finance and Treasurer

“Revenue momentum continued in the third quarter, driven by growth in traffic, dealer customers and increased adoption of Dealer Inspire and Accu-Trade solutions. Our performance is indicative of the strength of our integrated platform strategy,” said Alex Vetter, Chief Executive Officer of CARS. "We are well positioned to drive long-term sustainable growth as the auto industry increasingly shifts to in-market digital solutions to better compete for auto sales, increase transaction efficiency and optimize profitability.”

Q3 2022 Results

Revenue for the third quarter totaled $164.6 million, an increase of $8.0 million, or 5%, compared to the prior year period. Dealer revenue grew 4% year-over-year, driven by 16% growth in Dealer Inspire, the continued adoption of the Accu-Trade Connected solution and a 3% increase in Dealer Customers. Although the reduced manufacturing levels continue, declines in OEM and National revenue slowed to 2% year-over-year, but revenue increased 5% sequentially.

Total operating expenses for the third quarter were $144.7 million, compared to $144.5 million for the prior year period. Adjusted Operating Expenses for the quarter were $136.2 million, a $0.2 million decrease compared to the prior year period driven primarily by lower Depreciation and amortization. This was partially offset by increased Marketing and sales costs due to higher compensation and increased Product and technology expenses, primarily due to incremental costs related to the Accu-Trade and CreditIQ acquisitions.

Net loss for the quarter was $2.9 million, or $0.04 per diluted share, compared to Net income of $2.4 million, or $0.03 per diluted share, in the third quarter of 2021. The current year net loss was primarily due to the quarterly valuation of the earn-outs associated with the CreditIQ and Accu-Trade acquisitions, which were impacted by revised performance expectations.

Adjusted EBITDA for the quarter totaled $49.9 million, or 30% of revenue, compared to $45.8 million, or 29% of revenue, for the prior year period.

For the quarter, total Traffic was 6% higher compared to the third quarter of 2021 and the Company delivered 12% growth in Average Monthly Unique Visitors, compared to the prior year.

As of September 30, 2022, Dealer Customers totaled 19,585, an increase of 556, or 3%, year-over-year, driven by sustained strong retention rates and new sales. Compared to June 30, 2022, Dealer Customers increased by 68.

Third quarter ARPD was $2,334, compared to $2,332 a year ago.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2022 was $91.3 million, compared to $116.2 million in the prior year. Free Cash Flow in the first nine months totaled $76.9 million compared to $98.3 million in the prior year. This decline was primarily due to a $9.1 million income tax refund received in the first quarter of 2021 related to the carryback of NOLs, as well as the impact of unfavorable changes in working capital.

The Company made $17.5 million in debt payments during the first nine months of 2022, reducing total debt outstanding to $505.0 million as of September 30, 2022. Total net leverage at quarter end was 2.6x, compared to 2.8x as of June 30, 2022. Total liquidity was $226.9 million, including cash and cash equivalents of $31.9 million and $195.0 million revolver capacity, as of September 30, 2022.

As of September 30, 2022, the Company’s floating debt was only 21% of total outstanding debt, limiting its exposure to a rising interest rate environment.

The Company repurchased 1.4 million of its common shares for $16.7 million during the third quarter of 2022 and 3.5 million shares for $40.0 million during the nine months ended September 30, 2022.

“Our business continues to drive profitable growth, even in an overall challenging economic environment that has already begun impacting many. This is a testament to the benefits of our diversified set of solutions. Revenue, Adjusted EBITDA, and Operating Cash Flow for the quarter were strong. We remain committed to a balanced capital allocation strategy that is focused on investing in the business for growth, as we continue to de-lever our balance sheet and buy back shares,” said Sonia Jain, Chief Financial Officer of CARS.

2022 Outlook

For the fourth quarter of 2022, the Company expects to deliver Revenue of approximately $165 million to $167 million, representing year-over-year and sequential growth in what remains a challenging macro environment. Guidance is balanced with expected continued growth in the Company’s digital solutions tempered by the continued impact of the economic headwinds, including the industry-wide inventory shortage, rising inflation and interest rates.

Adjusted EBITDA margin for the fourth quarter is expected to be between 28.5% and 30.0%, reflecting the Company’s expected revenue mix and modest increases in Marketing and sales and Product and technology investments to drive growth, generate attractive margins and deliver strong cash flow.

Q3 2022 Earnings Call

As previously announced, management will hold a conference call and webcast today at 8:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until November 17, 2022.

About CARS

CARS is the leading automotive marketplace platform that provides a robust set of digital solutions to connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers and OEMs. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, DealerRater, a leading car dealer review and reputation management platform, automotive fintech platform CreditIQ, and Accu-Trade, a leading provider of vehicle acquisition technology and valuation data.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, CreditIQ™, Accu-Trade™, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related items, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related items result from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related items may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, consulting, compensation and other incremental costs associated with integration projects, fair value changes to contingent considerations and amortization of deferred revenue related to the Accu-Trade acquisition.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related items.

Key Metric Definitions

Traffic (“Visits”). Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include UVs associated with Dealer Inspire hosted websites. The Company measures UVs using Adobe Analytics.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period. Beginning the three months ended June 30, 2022, Accu-Trade is included in our ARPD metric, which had an immaterial impact on ARPD; however, no prior period has been recast as it would be impracticable to do so.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer. Beginning June 30, 2022, this key operating metric includes Accu-Trade; however, no prior period has been recast as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, recent acquisitions, such as CreditIQ and Accu-Trade, liquidity, including draws from the Company’s revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmr@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.

Consolidated Statements of (Loss) Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Dealer	$145,395	$139,321	$429,798	$409,145
OEM and National	14,909	15,273	44,227	49,671
Other	4,291	1,959	11,650	6,562
Total revenue	164,595	156,553	485,675	465,378
Operating expenses:
Cost of revenue and operations	28,828	28,928	86,084	84,978
Product and technology	21,425	20,132	65,849	56,326
Marketing and sales	53,615	51,948	165,364	156,468
General and administrative	17,694	17,919	51,465	46,800
Depreciation and amortization	23,134	25,552	70,688	76,530
Total operating expenses	144,696	144,479	439,450	421,102
Operating income	19,899	12,074	46,225	44,276
Nonoperating expense:
Interest expense, net	(8,501)	(9,522)	(26,878)	(29,362)
Other (expense) income, net	(13,387)	19	(13,233)	18
Total nonoperating expense, net	(21,888)	(9,503)	(40,111)	(29,344)
(Loss) income before income taxes	(1,989)	2,571	6,114	14,932
Income tax expense (benefit)	952	140	(830)	1,257
Net (loss) income	$(2,941)	$2,431	$6,944	$13,675
Weighted-average common shares outstanding:
Basic	67,680	69,067	68,775	68,576
Diluted	67,680	70,945	70,023	71,065
(Loss) earnings per share:
Basic	$(0.04)	$0.04	$0.10	$0.20
Diluted	(0.04)	0.03	0.10	0.19

Cars.com Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2022	December 31, 2021 (1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$31,920	$39,069
Accounts receivable, net	106,966	98,893
Prepaid expenses	10,539	7,810
Other current assets	5,093	1,665
Total current assets	154,518	147,437
Property and equipment, net	45,403	43,005
Goodwill	102,477	26,227
Intangible assets, net	726,247	769,424
Investments and other assets, net	21,523	21,112
Total assets	$1,050,168	$1,007,205
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$18,622	$15,420
Accrued compensation	15,727	23,612
Current portion of long-term debt, net	12,829	8,941
Other accrued liabilities	59,051	46,317
Total current liabilities	106,229	94,290
Noncurrent liabilities:
Long-term debt, net	482,740	457,383
Other noncurrent liabilities	84,672	57,512
Total noncurrent liabilities	567,412	514,895
Total liabilities	673,641	609,185
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,850 and 69,170 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	668	692
Additional paid-in capital	1,515,014	1,544,712
Accumulated deficit	(1,138,438)	(1,145,382)
Accumulated other comprehensive loss	(717)	(2,002)
Total stockholders' equity	376,527	398,020
Total liabilities and stockholders' equity	$1,050,168	$1,007,205

(1) During the nine months ended September 30, 2022, the Company identified a $30.8 million overstatement of the valuation allowance recorded against deferred tax assets that originated in 2020. The Company also recorded an immaterial income tax adjustment relating to a prior period. The Company has concluded these items are not material to the previously issued Consolidated Financial Statements and has therefore corrected these prior period amounts as presented in the current period Consolidated Financial Statements. See further discussion within the Company’s Form 10-Q for the period ended September 30, 2022.

Cars.com Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$6,944	$13,675
Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation	11,833	12,193
Amortization of intangible assets	58,855	64,337
Amortization of Accumulated other comprehensive loss on interest rate swap	2,362	4,252
Changes in fair value of contingent consideration	13,360	—
Stock-based compensation	17,103	16,156
Deferred income taxes	676	(659)
Provision for doubtful accounts	1,047	350
Amortization of debt issuance costs	2,440	2,513
Amortization of deferred revenue related to Accu-Trade Acquisition	(3,092)	—
Other, net	279	722
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,532)	(5,933)
Prepaid expenses and other assets	(7,279)	6,911
Accounts payable	2,882	(796)
Accrued compensation	(7,885)	(367)
Other liabilities	(702)	2,872
Net cash provided by operating activities	91,291	116,226
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(64,770)	—
Purchase of property and equipment	(14,399)	(17,879)
Net cash used in investing activities	(79,169)	(17,879)
Cash flows from financing activities:
Proceeds from Revolving Loan borrowings	45,000	—
Payments of long-term debt	(17,500)	(107,500)
Payments for stock-based compensation plans, net	(6,838)	(7,050)
Repurchases of common stock	(39,933)	—
Payments of debt issuance costs and other fees	—	(9)
Net cash used in financing activities	(19,271)	(114,559)
Net decrease in cash and cash equivalents	(7,149)	(16,212)
Cash and cash equivalents at beginning of period	39,069	67,719
Cash and cash equivalents at end of period	$31,920	$51,507
Supplemental cash flow information:
Cash paid (received) for income taxes	$741	$(8,392)
Cash paid for interest and swap	19,041	22,687

Cars.com Inc.

Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Reconciliation of Net income to Adjusted EBITDA

Net (loss) income	$(2,941)	$2,431	$6,944	$13,675
Interest expense, net	8,501	9,522	26,878	29,362
Income tax expense (benefit)	952	140	(830)	1,257
Depreciation and amortization	23,134	25,552	70,688	76,530
Stock-based compensation	5,578	5,623	17,576	16,760
Write-off of long-lived assets and other	100	809	70	888
Severance, transformation and other exit costs	1,558	1,073	3,369	2,780
Transaction-related items	13,001	622	12,514	1,134
Adjusted EBITDA	$49,883	$45,772	$137,209	$142,386

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$49,011	$36,607	$91,291	$116,226
Purchase of property and equipment	(5,844)	(4,784)	(14,399)	(17,879)
Free cash flow	$43,167	$31,823	$76,892	$98,347

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,828	$—	$(240)	$28,588
Product and technology	21,425	—	(1,754)	19,671
Marketing and sales	53,615	—	(1,132)	52,483
General and administrative	17,694	(2,924)	(2,452)	12,318
Depreciation and amortization	23,134	—	—	23,134
Total operating expenses	$144,696	$(2,924)	$(5,578)	$136,194

Total nonoperating expense, net	$(21,888)	$13,360	$—	$(8,528)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,928	$—	$(187)	$28,741
Product and technology	20,132	—	(1,323)	18,809
Marketing and sales	51,948	—	(1,374)	50,574
General and administrative	17,919	(2,458)	(2,739)	12,722
Depreciation and amortization	25,552	—	—	25,552
Total operating expenses	$144,479	$(2,458)	$(5,623)	$136,398

Total nonoperating expense, net	$(9,503)	$46	$—	$(9,457)

(1) Includes severance, transformation and other exit costs, write-off of long-lived assets and other and transaction related costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2022:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$86,084	$—	$(759)	$85,325
Product and technology	65,849	—	(5,086)	60,763
Marketing and sales	165,364	—	(3,904)	161,460
General and administrative	51,465	(6,570)	(7,827)	37,068
Depreciation and amortization	70,688	—	—	70,688
Total operating expenses	$439,450	$(6,570)	$(17,576)	$415,304

Total nonoperating expense, net	$(40,111)	$13,175	$—	$(26,936)

(1) Includes transaction related items, severance, transformation and other exit costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$84,978	$—	$(730)	$84,248
Product and technology	56,326	—	(4,399)	51,927
Marketing and sales	156,468	—	(4,135)	152,333
General and administrative	46,800	(4,677)	(7,496)	34,627
Depreciation and amortization	76,530	—	—	76,530
Total operating expenses	$421,102	$(4,677)	$(16,760)	$399,665

Total nonoperating expense, net	$(29,344)	$125	$—	$(29,219)

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.